U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
Form 5
ANNUAL STATEMENT OF CHANGES IN
BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities
Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.	Name and Address of Reporting Person
		Babbitt, Gary D.
		877 Main Street, Suite 1000
		Boise, ID 83702

2.	Issuer Name and Ticker or Trading Symbol

		United States Antimony Corporation (UAMY)

3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)

4.	Statement for Month/Year

		2000

5.	If Amendment, Date of Original (Month/Year)

6.	Relationship of Reporting Person to Issuer
(Check all applicable)
[_X]  Director
[__]  10% Owner
[__]  Officer (give title below)
[__]  Other (specify below)

7.	Individual or Joint/Group Reporting

	(check applicable line)

		[__]  Form Filed by One Reporting Person
		[__]  Form Filed by More than One Reporting Person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED

1.	Title of Security (Instr. 3)

		Common Stock

2.	Transaction Date (Month/Day/Year)

		12/29/00

3.	Transaction Code (Instr. 8)

	L   (Appointed as Director 10/31/00. Shares represent
		director's fee for balance of fiscal year 2000.)

4.	Securities Acquired (A) or Disposed of (D)
	(Instr. 3, 4 and 5)

	Amount		(A) or (D)		Price

	4,167			A			.1719

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year
	(Instr. 3 and 4)

		5,967    (Reporting Person held 1800 shares prior
				to Director appointment.)

6.	Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

		D

7.	Nature of Indirect Beneficial Ownership (Instr. 4)

TABLE II - DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED
(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)

2.	Conversion or Exercise Price of Derivative Security

3.	Transaction Date (Month/Day/Year)

4.	Transaction Code (Instr. 8)

5.	Number of Derivative Securities Acquired (A) or Disposed
	of (D) (Instr. 3, 4 and 5)

		(A)			(D)

6.	Date Exercisable and Expiration Date (Month/Day/Year)

		Date Exercisable		Expiration Date

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)

		Title			Amount of Number of Shares

8.	Price of Derivative Security (Instr. 5)

9.	Number of Derivative Securities Beneficially Owned at
	End of Year (Instr. 4)

10.	Ownership of Derivative Security: Direct (D) or
	Indirect (I) (Instr. 4)

11.	Nature of Indirect Beneficial Ownership (Instr. 4)


Explanation of Responses:



Date:  April 25, 2001				//s// Gary D. Babbitt
						________________________________
						Signature of Reporting Person